Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC 14A

NORDSTROM, INC.

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	(1)	$2,674,529,169.01	0.00015310	$409,470.42

Total Transaction Valuation:		$2,674,529,169.01
Total Fees Due for Filing:				$409,470.42
Total Fees Previously Paid:				0.00
Total Fee Offsets:				0.00
Net Fee Due:				$409,470.42

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Offering Note(s)

(1)	Aggregate number of securities to which transaction applies: As of January 31, 2025, the maximum number of Nordstrom, Inc.’s common stock, no par value per share (the “Nordstrom Common Stock”), to which this transaction applies is estimated to be 110,833,623, which consists of (1) 98,322,348 shares of Nordstrom Common Stock entitled to receive the maximum payable per share merger consideration of $24.50 (which excludes any Rollover Shares); (2) 2,409,817 shares of Nordstrom Common Stock underlying outstanding and unexercised stock options to purchase shares of Nordstrom Common Stock, which have an exercise price per share that is less than $24.50 (such options, the “In-the-Money Options”); (3) 7,581,470 shares of Nordstrom Common Stock underlying outstanding restricted stock units, which may be entitled to receive the maximum payable per share merger consideration of $24.50; and (4) 2,519,988 shares of Nordstrom Common Stock underlying outstanding performance-based restricted stock units, which may be entitled to receive the maximum payable per share merger consideration of $24.50 (assuming maximum performance). Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of January 31, 2025, the underlying value of the transaction was calculated based on the sum of (1) the product of 98,322,348 shares of Nordstrom Common Stock and the maximum payable per share merger consideration of $24.50; (2) the product of 2,409,817 shares of Nordstrom Common Stock underlying the In-the-Money Options and $7.53 (which is the difference between the per share merger consideration of $24.50 and the weighted average exercise price of the In-the-Money Options of $16.97); (3) the product of 7,581,470 shares of Nordstrom Common Stock underlying outstanding restricted stock units and the maximum payable per share merger consideration of $24.50; and (4) 2,519,988 shares of Nordstrom Common Stock underlying outstanding performance-based restricted stock units and the maximum payable per share merger consideration of $24.50. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in note (2) above by ..00015310.